Cover

Registration No. 333-

As filed with the Securities and Exchange Commission on July 16, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Byrna Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	3080	71-1050654
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Burtt Road, Suite 115
Andover, MA 01810
(978) 868-5011
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bryan Ganz
President and Chief Executive Officer, Director
100 Burtt Road, Suite 115
Andover, MA 01810
(978) 868-5011
(Address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Kathleen Eick Taft Stettinius & Hollister, LLP 2200 IDS Center 80 South Eighth Street, Minneapolis, MN 55402 (612) 977-8400	Anna Pinedo Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 506-2275	Lisa Wager Chief Legal Officer and Corporate Secretary Byrna Technologies Inc. 100 Burtt Road, Suite 115 Andover, MA 01810 (978) 868-5011

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒   File No. 333-256684

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $.001 per share	287,500	$21.00	$6,037,500	$658.69

(1) Represents only the additional number of shares being registered and includes 37,500 shares that the underwriters have the option to purchase from the Registrant. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-256684).

(2) The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $55,243,125 on a Registration Statement on Form S-1 (File No. 333-256684), which was declared effective by the Securities and Exchange Commission on July 15, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $6,037,500 is hereby registered.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Byrna Technologies Inc. (the “Company”) is filing this registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). This Registration Statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-256684), which the Company originally filed on June 1, 2021, as amended (the “Initial Registration Statement”), and which the SEC declared effective on July 15, 2021.

The Company is filing this Registration Statement for the sole purpose of increasing the number of shares of its Common Stock to be registered for issuance and sale by 287,500 shares, including 37,500 shares that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Initial Registration Statement. The information set forth in the Initial Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on July 16, 2021.

Byrna Technologies Inc.

By:	/s/ Bryan Ganz
Bryan Ganz
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Bryan Ganz	President and Chief Executive Officer, Director (Principal Executive Officer)	July 16, 2021
Bryan Ganz

Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ David R. North		July 16, 2021
David R. North

*	Director	July 16, 2021
Paul Jensen

*	Director	July 16, 2021
Herbert Hughes

*	Director	July 16, 2021
Chris Lavern Reed

*	Director	July 16, 2021
Clive Denis Bode

*By: /s/ David R. North		July 16, 2021
David R. North, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement (incorporated by reference to the Registration Statement on Form S-1 ((Reg. No. 333-256684))*
4.1	Specimen Stock Certificate
5.1	Opinion of Taft Stettinius & Hollister LLP
23.1	Consent of EisnerAmper LLP
23.2	Consent of Mayer Hoffman McCann P.C.
23.3	Consent of Taft Stettinius & Hollister (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 (Reg. No. 333-256684))*

__________________________________

* Previously filed.